SECURITIES AND EXCHANGE COMMISSION
                                Washington D.C. 20549



                                      Form 11-K
                                    ANNUAL REPORT



                           Pursuant to Section 15(d) of the
                           Securities Exchange Act of 1934



               (Mark One):
               ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
           X   EXCHANGE ACT OF 1934.
               For the fiscal year ended       December 31, 1995

                                          OR

               TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934.
               For the transition period from               to


               Commission file number       1-6047



                            PENNSYLVANIA ELECTRIC COMPANY
                 EMPLOYEE SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES
                                 2800 Pottsville Pike
                           Reading, Pennsylvania 19640-0001

                 (Full Title of the Plan and the Address of the Plan)



                         GENERAL PUBLIC UTILITIES CORPORATION
                                100 Interpace Parkway
                          Parsippany, New Jersey 07054-1149



                (Name of Issuer of the securities held pursuant to the
                 Plan and address of its principal executive office)










                         GENERAL PUBLIC UTILITIES CORORATION


                            PENNSYLVANIA ELECTRIC COMPANY
                 EMPLOYEE SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES





          Signature                                           Page 2



          Consent of Independent Accountant                   Exhibit 24A



          Consent of Predecessor Independent Accountants      Exhibit 24B



          Report on Audits of Financial Statements            Exhibit 28A
             for the Years Ended December 31, 1995
             and 1994


          Report of Independent Accountants dated             Exhibit 28B
             May 8, 1995 for the Years Ended
             December 31, 1994 and 1993
































                                      SIGNATURES



             Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the plan) have duly caused this annual report to be signed by the undersigned thereunto duly authorized.







                                      GENERAL PUBLIC UTILITIES CORPORATION

                                      Pennsylvania Electric Company
                                      Employee Savings Plan for
                                      Bargaining Unit Employees





          Date:  June 27, 1996        By:  /s/ F. A. Donofrio
                                           F. A. Donofrio
                                           Chairman
                                           Administrative Committee




















